UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 25, 2014

Date of Report (Date of earliest event reported)

YuMe, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36039	27-0111478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1204 Middlefield Road, Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 591-9400

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Departure

On February 26, 2014, Shawn Carolan notified the Board of Directors (the “Board”) of YuMe, Inc. (the “Company”) that he intends to resign from the Board effective at the next annual meeting of stockholders, which is scheduled to be held on May 22, 2014. Mr. Carolan will continue to serve as a director of the Company until such time.

Compensatory Arrangements

On February 25, 2014, the Compensation Committee of the Board adopted the Company’s 2014 Cash Incentive Plan (the “Plan”) for the year ending December 31, 2014. The description of the Plan set forth below is a summary which is not intended to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached as Exhibit 99.1 to and incorporated by reference into this report.

The purpose of the Plan is to motivate and reward eligible employees, including executive officers of the Company, by making a portion of their cash compensation dependent on the achievement of performance goals of the Company. The participants in the Plan include executive officers of the Company and such other employees of the Company as determined by the Chief Executive Officer (each a “Participant”). Participants who are compensated under a sales incentive plan may be eligible to participate in this Plan. The Plan covers the 12-month or shorter period during 2014 specified by the Compensation Committee for a Participant (the “Plan Period”).

The Compensation Committee will select the specific performance measure or measures for each Plan Period, in accordance with the guidelines provided in the Plan. The incentive target for each Participant who is an executive officer shall be an amount specified by the Compensation Committee as of the beginning of the Plan Period. The weighting factors that will be used to determine the annual incentive payment for each Participant will be: (i) a Company performance multiplier based on the performance measures selected by the Compensation Committee for the Plan Period; and (ii) an individual performance multiplier based upon performance versus individual objectives for the Participant. The relative weighting of these factors will be established by the Compensation Committee. The individual performance of each Participant other than the Chief Executive Officer will be determined by the Company’s Chief Executive Officer, and the Chief Executive Officer’s performance will be determined by the Compensation Committee.

The Compensation Committee will establish minimum thresholds for the performance measures during the Plan Period that must be exceeded before an incentive is earned. After the end of each Plan Period, the Compensation Committee will certify in writing (to the extent required under Code Section 162(m)) the extent to which the targeted goals for the performance measures applicable to each Participant for the Plan Period were achieved or exceeded. The amount earned by a Participant under this Plan is determined by multiplying the Participant’s incentive target by both the Company performance multiplier and the Participant’s individual performance multiplier, if applicable, against the achievement of the applicable performance measure(s), or as otherwise determined by the Compensation Committee.

Payments under this Plan, if any, shall be paid to Participants within 60 days after the end of the Plan Period, or as otherwise determined by the Compensation Committee; provided that payments may be deferred if and to the extent it is deemed to be necessary to comply with Section 409A of the Internal Revenue Code.

The Compensation Committee reserves the right to terminate or modify the Plan for any reason at any time prior to the date of payment, and any future incentive plan shall be at the discretion of the Compensation Committee or the Board.

Item 8.01     Other Events.

On February 25, 2014, the Board set the date of the 2014 annual stockholders meeting, which will be held on May 22, 2014, at Fenwick & West LLP, 801 California Street, Mountain View, CA 94041. The record date for the meeting is March 27, 2014.

Item 9.01     Financial Statements and Exhibits.

Exhibit Number	Description
99.1	2014 Cash Incentive Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YuMe, Inc.

/s/ Tim Laehy

Tim Laehy
Chief Financial Officer
(Principal Financial Officer and Duly Authorized Signatory)

Dated: February 28, 2014

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